EXHIBIT 10.1
LAS VEGAS SANDS CORP.
LAS VEGAS SANDS, LLC
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109

August 23, 2016

Lawrence A. Jacobs

Dear Lon:
This letter (this “Agreement “) sets forth the terms and conditions of your employment with Las Vegas Sands Corp., a Nevada corporation (“LVSC”), and Las Vegas Sands, LLC, a wholly owned subsidiary of LVSC (together with LVSC, the “Company”), and is entered into by and between you and the Company as of August 23, 2016 (the “Effective Date”). For valuable consideration and intending to be legally bound, you and the Company agree as follows:

1.	Title of Position. Executive Vice President and Global General Counsel of the Company.

2.
Duties and Responsibilities. You shall have all of the duties and responsibilities as are generally associated with the position of Executive Vice President and Global General Counsel, including those duties set forth in Exhibit A attached hereto, which may be amended from time to time by the Company’s Chief Executive Office (“CEO”). In performing your duties and responsibilities, you shall comply with all Company policies and procedures. You shall report directly to the CEO, or his designee, as well as to the Board of Directors of LVSC, consistent with law. With the exception of business travel necessary to the performance of your position, you shall perform your duties and responsibilities in the Company’s corporate office as it may be located from time to time, and presently located at 3355 Las Vegas Blvd. South, Las Vegas, NV, 89109.

3.	Term. The term of your employment under this Agreement will start on September 6, 2016 and continue through September 6, 2020, unless terminated earlier as provided in this Agreement.

4.
Base Salary and Bonus Eligibility. As compensation for services rendered during your employment with the Company, you will receive an annual gross base salary of $890,000.00, subject to applicable withholdings, and payable in equal installments every two weeks or otherwise in accordance with the regular Company payroll practice. Your base salary will be reviewed around the time of each anniversary of the start of your employment and may be increased (but not decreased) at the sole discretion of the CEO based on your performance.

Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Bethlehem | Paiza | Sands Macao | The Venetian Macao | Marina Bay Sands
Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | Sheraton Hotel Macao | Conrad Macao | Holiday Inn Macao

5.
Bonus Incentive. You will be eligible to receive an annual discretionary performance bonus targeted at up to 100% of your then-current base salary based on annual performance criteria to be established by the CEO. Any bonus shall be payable at the same time as annual bonuses are paid to other senior executives of the Company, but no later than March 15 of the year immediately following the year to which the bonus relates, subject to your continued employment throughout the payment date, other than if terminated without Cause. For 2016, your bonus, if any, will be prorated. In order to receive the bonus, you must be employed in good standing and not have served or received notice to terminate your employment with the Company (other than if terminated without Cause) on the date such bonuses are paid to other senior executives of the Company.

6.
Equity Award. Management will recommend to LVSC’s Board of Directors your participation in the Las Vegas Sands Corp. 2004 Equity Award Plan for 200,000 stock options. Assuming the equity grant is approved, the 200,000 stock options will vest in thirds equally over the 2nd, 3rd, and 4th anniversary date of your employment.

7.
Benefits. In addition to the compensation set forth above, you will be eligible to participate in all fringe benefits programs available to other senior executives of similar level of responsibility including group medical and dental insurance, life and disability insurance, and a 401(k) retirement plan, in accordance with the terms of those plans, details of which will be provided to you. During your 90-day waiting period to become eligible for coverage under the Company’s health benefits, the Company will reimburse you for COBRA premiums on the express conditions that you (i) submit requests for reimbursement, together with documentation showing that you paid the required COBRA premium, within 30 days after you have paid each premium, and (ii) you continue to be employed by the Company during your 90-day waiting period. You will be eligible to participate in the Company’s 401(k) savings plan on the first day of your employment. You will also be eligible to participate in the Company’s paid time off plan beginning on your first day of employment in accordance with the terms of that plan, provided, however, that you will accrue vacation time at an annual rate of 4 weeks. Your time spent attending conferences, seminars or speaking engagements not at the direction of the CEO or not in accordance with your duties will be charged against your vacation balance.

8.
Expenses. You are authorized to incur such reasonable expenses as may be necessary for the performance of your duties hereunder in accordance with the policies of the Company, as established and may be modified from time to time, and the Company will reimburse you for all such authorized expenses upon submission of an itemized accounting and substantiation of such expenditures.

9.
Locality. You agree that given the nature of your position and to achieve a work-life balance that you and your family will relocate to, and be domiciled in, the Las Vegas area within twelve (12) months of your start of employment. You acknowledge and agree that your failure to relocate in accordance with the terms of this Agreement will be a material breach of this Agreement and a basis for a termination of your employment for Cause.

10.
Relocation. Your relocation will be in accordance with LVSC’s Domestic Relocation Policy, a copy of which is provided to you with this Agreement. The policy provides for relocation benefits to include: packing, insuring and moving of all household goods not to exceed $25,000, movement of up to three (3) cars, storage of household goods for up to 90 days, up to ninety (90) days temporary living expenses (hotel room and tax only), and a settling in allowance of $5,000 (net).  Relocation must occur within the first 12 months of your employment with the Company for you to receive these benefits. Furthermore, the Company will pay the transportation, accommodation and reasonable expenses for your spouse and family to make up to two (2) house-hunting trips of up to three (3) days in duration each or six (6) days in total.  Moreover, you will be permitted during your first three (3) months of

Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Bethlehem | Paiza | Sands Macao | The Venetian Macao
Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | Marina Bay Sands

employment with the Company to make one round trip per month to and from New York City. All travel for you and your family in this regard will be first-class accommodations.

11.
Exclusive Services. You agree to faithfully and diligently devote all business and professional time, attention, energy, experience and ability to promote the business and interests of the Company. While employed by the Company, you agree you will not engage in any other employment, occupation, consultation or business pursuit which would interfere with or take time away from the discharge of your responsibilities under this Agreement without the prior written consent of the Company's CEO. You acknowledge that your services will be unique, special and original, and will be financially and competitively valuable to the Company, and that your violation of this paragraph will cause the Company irreparable harm for which money damages alone would not adequately compensate the Company. Accordingly, you acknowledge that if you violate this paragraph, the Company has the right to apply for and obtain injunctive relief to stop such violation, in addition to other appropriate relief. Notwithstanding the foregoing, you may continue to serve in the capacity of advisor to, or board member of, the non-competing businesses you currently serve and have disclosed on Schedule 1 (attached hereto). Furthermore, you agree to notify the Company of any future contemplated service of a similar nature or capacity, which the Company's CEO may approve or not in his sole discretion. This paragraph also shall not preclude you from engaging in civic, charitable or religious activities.

12.
Licensing Requirements. Your employment is conditioned upon your approval for licensing by the gaming authorities with jurisdiction over the Company or its affiliates which may require your licensing. You agree, at the Company’s sole cost and expense, to cooperate with the gaming authorities to acquire or maintain any license in full force and effect and in good standing.

13.	Termination of Employment.

a.
Termination by Company for Cause. The Company may terminate your employment for Cause at any time upon and by giving written notice to you of the particular act(s) or failure(s) to act providing the basis for termination. For purposes of this Agreement, “Cause” shall mean a termination based on any of the following as they apply to you: (i) commission of, or conviction, or a guilty plea, or a nolo contendere plea, or an Alford plea, to a felony or conviction of a misdemeanor involving moral turpitude which materially affects your ability to perform duties or materially adversely affects the Company or its reputation; or (ii) misappropriation of any funds or property of the Company, commission of fraud or embezzlement with respect to the Company, or any material act of dishonesty in relation to your employment regardless of whether such act results or was intended to result in your direct or indirect personal gain or enrichment; or (iii) use of alcohol or drugs that renders you unable to perform the functions of your job or carry out your duties, or the illegal use of controlled substances; or (iv) any act, or failure to act, (including disclosure of confidential information) that is likely to prejudice the business or reputation of the Company or to result in any material economic or other harm to the Company; or (v) material breach of this Agreement or violation of any law, rule or regulation of any governmental or regulatory body material to the business of Company or its affiliates; or (vi) the loss, inability to attain, revocation or suspension of any license or certification necessary for you to discharge your duties on behalf of the Company; or (vii) willful and persistent failure by you to reasonably perform your duties. You agree that with respect to the foregoing subparagraph (i) that you will inform the Company promptly if you are charged with the commission of a felony or misdemeanor involving moral turpitude, and that failure to so inform the Company would be grounds for termination for Cause.

Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Bethlehem | Paiza | Sands Macao | The Venetian Macao
Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | Marina Bay Sands

In the event of a termination of your employment for Cause, you shall be entitled to receive as sole compensation: your base salary at the rate in effect at the time of termination through the effective date of the termination of employment; reimbursement for reasonable expenses incurred, but not paid prior to the effective date of such termination of employment subject to Company’s policies, including providing of supporting receipts; and such rights to other compensation and benefits as may be provided in applicable plans and programs of Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs including COBRA benefits; provided, however, nothing in this subsection shall be read to entitle you to any bonus unpaid as of the effective date of termination.

b.
Termination by Company without Cause; Termination by You for Good Reason. The Company may terminate your employment without Cause at any time by giving you written notice to that effect 30 days in advance of the termination date. You may terminate your employment for Good Reason (as defined below) upon 60 days advance written notice. In the event that the Company terminates your employment without Cause or you terminate your employment for Good Reason, you shall thereupon be entitled to lump sum payment in the amount of twelve (12) months of your base salary then in effect and any bonus earned but unpaid (including any prorated bonus for the year in which termination occurs), subject to applicable withholdings. Should the Company terminate your employment without cause, you will also: be reimbursed for reasonable expenses incurred, but not paid prior to the effective date of such termination of employment, subject to Company policies including providing of supporting receipts; be entitled to such rights to other compensation and benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs including COBRA benefits at your own expense; and a relocation to the city of your choice in the continental United States pursuant to the Company’s relocation policy.

“Good Reason,” as used above, shall mean the occurrence of any of the following without your consent: (i) the Company’s removal of you from the position of Executive Vice President and/or Global General Counsel of the Company or (ii) any other material adverse change in your status, position, duties or responsibilities (which shall include you not reporting to the CEO or the CEO’s designee as described in this Agreement) which is not cured within thirty (30) days after written notice thereof is delivered by you to the Company. No purported termination for Good Reason shall be effective unless you deliver a written notice of termination (specifying in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason) to the Company within 90 days following your first obtaining actual knowledge that facts or circumstances constituting Good Reason exist.

c.
Termination Due to Expiration of the Term. If this Agreement is not extended by you and the Company on or before the termination date in Section 3 above, and if you remain in the employ of the Company thereafter, you will be deemed an “at will” employee and either the Company or you may terminate such employment with or without cause and with or without notice without any further liability, notwithstanding any other provision of this Agreement.

14.
Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), each of the payments that may be made under this Agreement are designated as separate payments.

Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Bethlehem | Paiza | Sands Macao | The Venetian Macao
Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | Marina Bay Sands

General; No Indemnity. It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, except as otherwise provided in this Agreement, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.

Six-Month Delay for Specified Employees. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments that are “deferred compensation” subject to Section 409A that are made by reason of your “separation from service” within the meaning of Section 409A shall be made to you prior to the date that is six months after the date of your “separation from service” or, if earlier, your date of death. Immediately following any applicable six-month delay, all such delayed payments will be paid in a single lump sum. In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverage described above in this Agreement may not be exempt from U.S. federal income tax, you shall in advance pay to the Company an amount equal to the stated taxable cost of such coverage for six months. At the end of such six-month period, you shall be entitled to receive from the Company a reimbursement of the amounts paid by Employee for such coverage.

Termination of Employment as Separation from Service. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

Reimbursement Timing. To the extent that any reimbursements pursuant to this Agreement are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

Limitation of Offsets. Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for your benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by you to the Company.

Release. Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any payments to which you may become entitled under paragraph 13(b) are conditional upon and subject to your (a) execution of a general release and covenant not to sue in a form reasonably acceptable to the Company within 60 days following the termination of your employment which will include a release of all claims you may have against the Company, its affiliates and their respective directors, officers and employees and (b) not revoking your consent to the general release and covenant not to sue in accordance with any applicable law and the terms of such release.

Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Bethlehem | Paiza | Sands Macao | The Venetian Macao
Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | Marina Bay Sands

15.	Restrictive Covenants.

a.
Non-Competition.  During all periods of employment with the Company and for a period commencing on the date of any termination of employment (“Termination Date”) and ending twelve (12) months following a Termination Date, you agree that you will not (i) accept employment or enter into any contractual relationship with, whether as an employee, adviser, consultant, independent contractor or sub-contractor, principal, partner, officer or director, owner, manager, or operator or (ii) otherwise, directly or indirectly, engage in, any casino or casino-hotel or any affiliate thereof or any other competitor of the Company that operates within Clark County, Nevada including, without limitation, the City of Las Vegas, or any governmental unit, incorporated or unincorporated area within Clark County, Nevada.  You acknowledge and agree that the restrictive covenant contained in this paragraph is supported by valuable consideration, and is reasonable in its scope and duration, and that the covenant protects the legitimate interests of the Company and imposes no undue hardship on you.  The period, the geographical area and the scope of the restrictions on your activities are divisible so that if any provision of the restriction shall be declared by a court of competent jurisdiction or by an arbitrator to exceed that maximum time period, geographical area, or scope which such court or arbitrator deems reasonable and enforceable, this provision shall be automatically modified to the extent necessary to make it reasonable and enforceable as may be determined by any such court or arbitrator. Nothing in this Section 15(a) shall preclude you from engaging in the practice of law after your termination of employment with the Company to the extent permitted by any code of ethics or obligation under law.

b.
Non-solicitation.  You agree that throughout all periods of employment with the Company and for a period commencing on a Termination Date and ending one (1) year after the Termination Date, you will not, directly or indirectly, either as an adviser, consultant, principal, employee, partner, officer or director, on behalf of yourself or on behalf of any other company, business, entity or person solicit or induce or attempt to solicit or induce any person(s) in the employment of the Company or its affiliates or under any consulting or other agreement with the Company or any of its affiliates to (i) terminate such employment or consulting or other agreement, (ii) accept employment or a consulting or other agreement with anyone other than the Company or an affiliate of the Company or (iii) interfere with the business of the Company or its Affiliates in any material manner. Notwithstanding the foregoing, the restrictions in this paragraph shall not apply to any individuals known previously to you whom you may directly bring to the service or employ of the Company.

16.	Confidential Information & Intellectual Property.

a.
Confidential Information. During all periods of employment and in perpetuity thereafter, you agree that you shall hold confidential all the Company’s confidential information learned or acquired by you and to take all action necessary to preserve that confidentiality. You represent and covenant to the Company, its affiliates and to Sheldon G. Adelson that you shall treat any and all confidential information disclosed to, or learned by you as a fiduciary agent of the Company, its affiliates, or Sheldon G. Adelson, recognizing that the Company, its affiliates, or Sheldon G. Adelson only made the confidential information accessible to you by reason of the special trust and confidence which the Company, its affiliates, or Sheldon G. Adelson placed in you. In perpetuity, you shall not disclose, disseminate, transmit, publish, distribute, make available or otherwise convey any of the Company’s, its affiliates’, or Sheldon G. Adelson’s trade secrets to any person; provided, however, that you may disclose the Company’s, affiliates’, or Sheldon G. Adelson’s trade secrets to directors, officers and

Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Bethlehem | Paiza | Sands Macao | The Venetian Macao
Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | Marina Bay Sands

employees of the Company that in your actual and reasonable knowledge are entitled and authorized to view such trade secrets and who need to know such trade secrets in order to conduct bona fide activities on behalf of the Company or its affiliates. You shall not make, or permit or allow to be made, copies of any media containing, in full or in part, confidential information. The non-disclosure obligations in this paragraph do not apply to any information or data: (i) generally publicly known, (ii) learned by you from third parties with a legal right to disclose such information to you, or (iii) discovered by you through means entirely independent from and in no way arising from the disclosure to you by the Company provided that the source is not another employee, consultant or agent of the Company or its affiliates subject to an obligation of confidentiality.

b.
Intellectual Property. Notwithstanding any other provision of this Agreement, you hereby acknowledge that the Company owns the exclusive right, title and interest in and to the Confidential Information and the intellectual property embodied in, relating to, based upon or arising from Confidential Information. You also acknowledge that the structure of the Company’s IT systems is the intellectual property of the Company as is access thereto. Should your employment end for any reason, you will not attempt or facilitate access by unauthorized persons to the Company’s intellectual property.

c.
Defend Trade Secrets Act. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (i) file any document containing the trade secret under seal, and (ii) do not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

17.
Dispute Resolution. In the unlikely event of a dispute, the Company and you expressly understand and voluntarily agree that any claim which either party may have against the other, or which you may have involving any officer, director, or employee of the Company that relates to or occurs in connection with your employment, under local, state or federal law including, but not limited to, matters of discrimination, matters arising out of the termination or alleged breach of this Agreement or the terms, conditions or termination of employment, which cannot first be settled through direct discussions between the parties, will be submitted to mediation and, if mediation is unsuccessful, to final and binding arbitration administered by the American Arbitration Association (the “AAA”) under its Employment Arbitration Rules and Mediation Procedures (the “Rules”) and judgment on the award rendered by the arbitrators may be entered in any court in Clark County, Nevada. Any controversy or claim submitted for arbitration shall be submitted to a panel of three (3) arbitrators selected in the manner specified in the Rules from the panels of arbitrators of the AAA. The arbitration proceedings shall be conducted in Las Vegas, Nevada, and the arbitration costs of the AAA including but not limited to the fees of the arbitrator shall be paid by Company, provided, however, that each party shall be responsible for its own attorneys' fees unless the arbitrators determine that applicable law entitles either party to reasonable attorneys' fees on the claims on which it prevails. This dispute resolution paragraph of this Agreement provides the exclusive remedies and each party expressly waives the right to pursue redress in any other forum except only the right to pursue equitable remedies. During

Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Bethlehem | Paiza | Sands Macao | The Venetian Macao
Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | Marina Bay Sands

the pendency of any claim under this dispute resolution procedure, you agree to make no statement orally or in writing regarding the existence of the claim or the facts forming the basis of such claim, or any statement orally or in writing which could impair or disparage the personal or business reputation of the Company, its affiliates or Sheldon G. Adelson. You understand and acknowledge that by signing this Agreement, you are waiving the right to a jury trial, or a trial before a judge in public court.

/s/LJ
Employee’s Initials

18.	Amendment. No provision in this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by both you and the Company's CEO.

19.
Partial Invalidity. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever, the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any terms other than the provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby unless such invalidity, illegality or unenforceability would vitiate the intent of the parties with respect to any such section or the Agreement as a whole. To the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any terms other than the provisions in the section of this Agreement held to be invalid, illegal, or unenforceable) shall be construed so as to give maximum possible effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

20.
No waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

21.
Notices. All notices, consents, or other communications required, permitted or provided for hereunder, including without limitation notices of termination of this Agreement shall be deemed given (i) on the date when hand-delivered; (ii) on the date when forwarded by facsimile transmission provided that electronic confirmation of receipt is obtained and retained; (iii) upon the date set forth on a receipt for certified mail that is returned to the party giving notice by the United States Postal Service; or (iv) on the next day after delivery to a recognized overnight delivery service for next day delivery. All notices shall be addressed to the parties at their addresses set forth below:

As to Company:    Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: President and COO
Fax: (702) 414-4950

As to you:	At the address currently on record with the Company, and as may be modified by you and noticed to the Company.

Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Bethlehem | Paiza | Sands Macao | The Venetian Macao
Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | Marina Bay Sands

22.	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Nevada without reference to the principles of conflict of laws thereof.

23.
Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all parties had signed the same signature page and a signature page delivered by fax or email and shall be as effective as if an original copy had been delivered.

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement on the date(s) below indicated:

EXECUTIVE:

/s/ Lawrence A. Jacobs
Lawrence A. Jacobs

Date:     8/25/16

COMPANY:

Las Vegas Sands Corp.

By:     /s/ Sheldon G. Adelson
Sheldon G. Adelson
Chairman & CEO

Date:     Aug. 25, 2016

Corporate Headquarters
3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109

The Venetian | The Palazzo | Sands Expo | Sands Bethlehem | Paiza | Sands Macao | The Venetian Macao
Four Seasons Hotel Macao | The Plaza Macao | Sands Cotai Central | Marina Bay Sands